Exhibit 10.33

LEASE WITH OPTION TO PURCHASE

THIS LEASE WITH OPTION TO PURCHASE (this “Lease”) is made and entered into this 9 day of May, 2017 (the “Effective Date”) by and between Bluegreen/Big Cedar Vacations, LLC, a Delaware limited liability company (“Landlord”) and Big Cedar, LLC, a Missouri limited liability company (“Tenant”).

In consideration of the mutual covenants contained herein. Landlord hereby leases to Tenant the real property legally described on Exhibit A attached hereto and incorporated herein, together with all improvements located thereon (including, without limitation, an approximate 55,000 square foot building) and all easements, rights and privileges appurtenant thereto (collectively, the “Leased Premises”).

THIS LEASE is made upon the following terms and conditions:

1.          Term. The term of this Lease (the “Term”) shall be a period of twenty (20) years commencing on the date that Tenant opens the Leased Premises for business (the “Commencement Date”) and expiring at 11:59 p.m. local time on the day prior to the twentieth (20th) anniversary of the Commencement Date.

2.          Rent. From and after the Commencement Date and continuing throughout the Term. Tenant shall pay Landlord rent for the Leased Premises (“Rent”) in the amount of One Dollar ($1.00) per year plus an amount equal to the “Real Estate Taxes” (as defined in Section 8 hereof) payable during each year of the Term.

3.          Delivery of Possession. Tenant acknowledges and agrees that prior to the Effective Date, Landlord delivered possession of the Leased Premises to Tenant in a finished “white box” condition, and Landlord warrants that upon such delivery all systems thereof were in good mechanical and operational order and that the Leased Premises was compliance with all applicable laws and building codes.

4.           Tenant’s Work.

(a)          Tenant shall, at its sole cost and expense and in accordance with the terms of this Lease, perform and with due diligence complete its infill and tenant improvements to the Leased Premises (“Tenant’s Work”). Tenant shall obtain all permits and approvals necessary with respect to Tenant’s Work and shall comply with all legal requirements related thereto. All items of Tenant’s Work (including infill and improvements) shall become the property of Landlord upon the expiration or earlier termination of this Lease, subject to the provisions of Sections 14 and 27 hereof.

(b)          Tenant’s Work shall be performed (i) in a good and workmanlike manner using quality materials; (ii) by duly qualified, licensed and bondable persons; (iii) in accordance with all applicable laws, ordinances, codes and insurance company requirements; and (iv) in accordance with the provisions of this Lease. Tenant’s Work shall be subject to Landlord’s inspection and approval during and after completion to determine whether the same complies with the foregoing requirements.

(c)          Tenant shall not open its business operations on the Leased Premises until all of Tenant’s Work has been substantially completed and a certificate of occupancy for the Leased Premises has been issued. Upon issuance of the certificate of occupancy, a copy thereof shall be promptly delivered to Landlord.

(d)          During the performance of Tenant’s Work, Tenant shall, at its expense, carry or cause its contractor to carry “Builder’s Risk” insurance in customary reasonable amounts acceptable to Landlord covering the performance of the same and, to the extent customary in the jurisdiction in which the Leased Premises is located, naming Landlord as an additional insured. A copy of such Builder’s Risk policy shall be delivered to Landlord upon request.

(e)          Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorney fees), causes of action, suits, liens, claims, demands and/or judgments of any nature arising with respect to the performance of Tenant’s Work.

5.          Repair and Maintenance. Subject to Landlord’s warranty contained in Section 3 hereof, throughout the Term, Tenant shall, at its expense, repair and maintain in good order and condition all aspects of the Leased Premises and the improvements located thereon including, without limitation, structural, roof, plumbing, parking lot, sidewalks, electric and HVAC. In addition, throughout the Term, Tenant shall, at its expense, be responsible for (a) snow and ice removal from the parking lot and sidewalks located within the Leased Premises, (b) all custodial functions and trash service related to the Leased Premises, (c) Tenant’s signage, (d) any interior routine maintenance, (e) all landscaping and grass cutting, and (f) repairing any damage to the Leased Premises unless caused by the intentional acts or negligence of Landlord. On the Commencement Date, Landlord shall assign to Tenant all warranties respecting the Leased Premises, the improvements located thereon and the systems located therein.

6.          Use. The Leased Premises shall be used and occupied by Tenant as an activities center and for any other lawful use acceptable to Landlord in its reasonable discretion. Tenant shall comply with all applicable laws, ordinances and regulations respecting Tenant’s business operations conducted upon the Leased Premises.

7.          Mechanics’ Liens. Tenant will not create or permit to be created or to remain, and will discharge or fully bond against within thirty (30) days of the filing thereof, at its expense, any lien, encumbrance or charge upon the Leased Premises which arises by reason of any labor or materials furnished or claimed to have been furnished to Tenant by reason of Tenant’s Work or any construction, addition or alteration of any part of the Leased Premises by Tenant.

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8.           Real Estate Taxes. From and after the Commencement Date and throughout the Term, Tenant shall, at its expense, pay prior to delinquency all ad valorem property taxes assessed or levied upon or with respect to the Leased Premises by any applicable governmental authority (“Real Estate Taxes”). Tenant shall have the right to contest or appeal any Real Estate Taxes and Landlord agrees to execute all documents and take all actions necessary for Tenant to have standing to pursue any such contest or appeal of Real Estate Taxes which shall be at Tenant’s sole cost and expense. After the Commencement Date, Landlord and Tenant shall use commercially reasonable efforts to cause the Leased Premises to be a separate tax parcel.

9.           Utilities. Throughout the Term, Tenant shall, at its expense, pay for all utility services required for the operation of or furnished to or consumed on the Leased Premises, including, without limitation, electricity, gas, water, sewer, heat, telephone, garbage collection.

10.         Insurance.

(a)          Throughout the Term, Tenant shall, at its expense, maintain a commercial general liability policy in an amount not less than Five Million Dollars ($5,000,000), combined single limit, insuring claims for damages as a result of personal injury, death or property damage in or upon the Leased Premises or as a result of the use of the Leased Premises by Tenant. Landlord acknowledges and agrees that the foregoing insurance requirements of Tenant may be satisfied in whole or in part through one or more self-insurance plans and/or commercial policies, including, without limitation, “umbrella” or excess policies.

(b)          Tenant, at its expense, shall keep the improvements at the Leased Premises insured at replacement value against loss by fire and all of the risks and perils covered by an extended coverage endorsement to a policy of fire and casualty insurance, including vandalism and malicious mischief endorsements. Tenant, at its expense, shall also be responsible for insuring Tenant’s inventory, equipment and other property located on the Leased Premises.

(c)          Tenant, at its expense, shall obtain and maintain workers’ compensation insurance as required by applicable law.

(d)          All insurance policies herein to be procured by Tenant shall (i) insure and name Landlord and any parties in interest designated by Landlord as additional insureds, as their respective interests may appear (except with respect to workers compensation): (ii) provide that Landlord shall be notified in writing at least thirty (30) days before cancellation, any material change in, or renewal thereof: and (iii) be placed with insurance companies reasonably acceptable to Landlord. Neither the issuance of any insurance policy required hereunder, nor the minimum limits specified herein with respect to Landlord’s or Tenant’s insurance coverage, shall be deemed to expand, limit or restrict in any way Landlord’s or Tenant’s liability arising under or out of this Lease. With respect to each of the insurance policies herein required to be procured by Tenant, Tenant shall deliver to Landlord upon Landlord’s written request a certificate of insurance, certifying that such policy has been issued, providing the coverage required by this Lease and containing the provisions specified herein. The term “insurance policy” as used herein shall be deemed to include any extensions or renewals of such insurance policy.

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(e)          Landlord acknowledges and agrees that the foregoing insurance requirements of Tenant may be satisfied in whole or in part through one or more self-insurance plans and/or commercial policies, including, without limitation, “umbrella” or excess policies.

(f)          Notwithstanding any provision of this Lease to the contrary. Landlord and Tenant each hereby waive any rights they may have against the other, including, but not limited to, a direct action for damages on account of any loss or damage occasioned by Landlord or Tenant, as the case may be (whether or not such loss or damage is caused by the fault, negligence or other tortious conduct, acts or omissions of Landlord or Tenant or their respective officers, directors, employees, agents or invitees), to the improvements on the Leased Premises and any personal property located therein or thereon to the extent such property is insured or is required to have been insured by the provisions of this Lease (including, without limitation, any deductible and/or self-insured amounts). The parties hereto each, on behalf of their respective insurers, grant to one another a waiver of any right of subrogation any such insurer may have against the other party or their respective officers, directors, members, managers, employees, agents or invitees by virtue of payment of any loss under any such insurance and all rights of their respective insurance companies based upon an assignment from its insured. Each party to this Lease agrees to give to each such insurance company written notification of the terms of the mutual waivers contained in this section and to have such insurance policies properly endorsed, if necessary, to prevent the invalidation of such insurance coverage by reason of said waivers. The foregoing waiver shall be effective whether or not the parties maintain the required insurance.

11.         Condemnation and Casualty.

(a)          In the event of damage to, or destruction of. the Leased Premises and/or the improvements located thereon, by fire or other casualty, except as provided in Section 11(b) hereof, this Lease shall remain in full force and effect and, subject to Section 11(d) hereof. Tenant shall use commercially reasonable and diligent efforts, to restore and rebuild the Leased Premises and the improvements located thereon to at least their former condition. Rent shall not be reduced or abated during the period of such repair, restoration or rebuilding even if the improvements are not tenantable.

(b)          If the Leased Premises and/or the improvements located thereon are damaged or destroyed by fire or other casualty to the extent of twenty-five percent (25%) or more of the square footage of the improvements, Tenant shall have the right to terminate this Lease as of the date of such damage or destruction by giving notice to Landlord (the “Termination Notice”) within thirty (30) days following such damage or destruction. In the event that Tenant delivers a Termination Notice to Landlord, then all insurance proceeds shall be payable to Landlord and Tenant, as their interests appear in such improvements.

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(c)          In the event of such damage and if Tenant fails to deliver a Termination Notice, all insurance proceeds received will be used by Tenant to restore the Leased Premises and the improvements located thereon to at least the condition existing prior to damage as provided in Section 11(d) hereof and Landlord shall have no right to or any interest in any insurance proceeds relating to the loss of Tenant’s inventory, merchandise, trade fixtures, supplies, furniture, fixtures, equipment or other property or relating to any business interruption coverages purchased by Tenant.

(d)          If, at any time during the Term, the Leased Premises and/or the improvements located thereon are damaged by fire or other casualty and this Lease is not terminated in accordance with Section 11(b) hereof, then all insurance proceeds from policies carried pursuant to Section 10(b) hereof, however recovered, shall be paid to and utilized by Tenant for payment of the costs of repairing, replacing and rebuilding the Leased Premises and the improvements located thereon and the damage thereto shall be promptly repaired to at least the condition existing prior to the damage. Subject to Tenant’s receipt of all necessary governmental approvals, Tenant shall diligently pursue the completion of such reconstruction work and shall cause the same to be completed as soon thereafter as possible under the attendant circumstances and shall comply with all laws, ordinances and governmental rules or regulations in connection therewith. Any costs in connection with such reconstruction work which exceed the insurance proceeds received in an amount equal to the full replacement value of the improvements located at the Leased Premises as of the date of such casualty shall be the sole obligation of Tenant,

(e)          If all of the Leased Premises shall be taken in a condemnation proceeding, or if a portion thereof shall be taken which materially interferes with Tenant’s use of and/or operations at the Leased Premises, this Lease shall terminate as of the date of such taking. The proceeds from any such condemnation shall be divided between Landlord and Tenant as their respective interests appear in order to compensate each for the damage to their respective interests, and Tenant shall have the right to maintain a separate action to recover the value of its leasehold interest and moving expenses.

12.         Assignment and Subletting. Except for an assignment to an affiliated entity of Tenant (which shall not require the consent of Landlord), Tenant shall have no right to assign Tenant’s interest in this Lease without having obtained Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. In addition. Tenant shall have the right, without Landlord’s consent, to sublet certain aspects of its operations within the Leased Premises.

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13.         Defaults/Remedies.

(a)          If one or more of the following events (“Tenant Defaults”) shall happen and be continuing: (i) Tenant fails to make payments of the Rent or any other sums to be paid hereunder by Tenant, and such failure continues for ten (10) business days after written notice thereof from Landlord (subject, however, to Tenant’s right to contest Real Estate Taxes); or (ii) other than for reasons beyond the reasonable control of Tenant or matters of force majeure. Tenant fails to obtain a certificate of occupancy and open for business from the Leased Premises by December 31, 2017, or, if after opening, Tenant closes its business operations from the Leased Premises for a period of sixty (60) consecutive days (other than for reasons beyond the reasonable control of Tenant, matters of force majeure, temporary closures for repair, restoration or remodeling, or unless closed due to Tenant’s compliance with applicable laws): or (iii) Tenant is in default under the Use Agreement (as hereinafter defined in Section 28 hereof) beyond the expiration of any cure or grace period therein provided; or (iv) Tenant fails to perform or observe any other covenant or condition to be performed or complied with by Tenant under this Lease, and such failure continues for thirty (30) days after written notice thereof by Landlord to Tenant or such longer period as is reasonably necessary to cure such default, provided Tenant is diligently proceeding with such cure; then, and in either of such events, Landlord shall have the right, at its option, then or at any time thereafter while such Tenant Default shall continue, to terminate this Lease by written notice to Tenant.

(b)          If any such Tenant Default shall have occurred and be continuing beyond any applicable cure period, and if Landlord shall have terminated this Lease, Landlord may re-enter and take possession of the Leased Premises. In such event Tenant shall peacefully surrender the Leased Premises to Landlord.

(c)          In the event of any such uncured Tenant Default and recovery of possession of the Leased Premises by Landlord, Landlord shall be entitled to recover all unpaid Rent for the periods prior to the date of such recovery of possession. Thereafter, and until the date when the Term would have expired, Landlord shall be entitled to recover the Rent from Tenant (and the actual costs and expenses of collecting such Rent, if any, including reasonable attorneys’ fees), less any amount received by Landlord from reletting the Leased Premises. Landlord agrees to use reasonable efforts to mitigate its damages by reletting the Leased Premises in the event of a Tenant Default. In addition, in the event of any uncured Tenant Default, Landlord shall be entitled to pursue all remedies available at law or in equity.

(d)          If Landlord fails to perform any covenant or condition to be performed or complied with by Landlord under this Lease, and such failure continues for thirty (30) days after written notice thereof by Tenant to Landlord or such longer period as is reasonably necessary to cure such default, provided Landlord is diligently proceeding with such cure: then, in addition to and not in limitation of any other rights and remedies available to Tenant, at law or in equity, including, without limitation, the withholding of Rent and the exercise of self-help. Tenant shall, at its option and discretion, have the right to terminate this Lease and/or to recover from the Landlord any and all losses (including reasonable attorney fees) sustained by Tenant as a result of such default by Landlord.

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(e)          Without limiting any other provision of this Lease, in the event either party (“Defaulting Party”) shall fail or neglect to perform or cause to be performed any act or thing herein provided to be performed by it or shall fail to pay to any third party any sum of money required to be paid by it hereunder and such failure shall continue for a period of thirty (30) days after Defaulting Party’s receipt of written notice thereof from the other (“Non-Defaulting Party”), then, without limiting any of Non-Defaulting Party’s rights herein provided, Non-Defaulting Party may (but shall not be required to) perform or pay the same and Defaulting Party, on demand, shall reimburse Non-Defaulting Party for its out-of-pocket costs in connection therewith which, if Tenant is the Defaulting Party, shall be considered additional Rent due from Tenant under this Lease. Notwithstanding the foregoing, if Non-Defaulting Party in good faith shall deem that an emergency is occurring or has occurred so that a default requires immediate curing, in which event no such notice shall be required to be given by Non-Defaulting Party, then Non-Defaulting Party may take such action as is necessary to cure the default and Defaulting Party, on demand, shall reimburse Non-Defaulting Party for the cost thereof which, if Tenant is the Defaulting Party, shall be considered additional Rent due from Tenant under this Lease. Except for the intentional acts or negligence of Non-Defaulting Party, its agents, employees or contractors. Non-Defaulting Party shall not be liable or in any way responsible for any loss, inconvenience, annoyance or demand resulting to Defaulting Party or anyone holding under Defaulting Party for any action taken pursuant to this Section 13(e).

14.         Surrender. Unless Tenant exercises the “Option” (as defined in Section 27 hereof), at the expiration or earlier termination of this Lease, Tenant shall (a) yield the Leased Premises to Landlord in good condition and repair (ordinary wear and tear excepted), free of trash and refuse, and (b) remove any of Tenant’s personal property, trade fixtures, furniture, equipment, inventory, merchandise, taxidermy, mounts, aquariums, displays, and other such specialty items from the Leased Premises and repair, at its expense, any damage which may result to the Leased Premises from such removal. In addition, any alterations, additions, improvements, trade fixtures, furniture and equipment which are installed by Tenant as part of Tenant’s Work or during the Term by Tenant, at Tenant’s sole cost and expense, shall remain the property of Tenant, and may be removed by Tenant and. if so removed. Tenant shall repair any damage to the Leased Premises caused by such removal.

15.         Quiet Enjoyment. So long as Tenant pays the Rent and performs Tenant’s covenants. Tenant shall peacefully and quietly hold the Leased Premises throughout the Term free from hindrance or molestation by Landlord and others claiming by. through, or under Landlord.

16.         Notices. Any notice required or permitted to be given to a party under the provisions of this Lease shall be in writing and shall be delivered as follows: (a) personally served upon the party receiving notice, (b) mailed by certified or registered United States mail, postage prepaid, return receipt requested, or (c) sent via other receipted courier service, addressed as follows:

Landlord:	Bluegreen/Big Cedar Vacations, LLC
Bluegreen Corporation
4960 Conference Way North, Suite 100
Boca Raton. Florida 33431
Attention: General Counsel

Tenant:	Big Cedar, LLC
2500 East Kearney
Springfield, Missouri 65898
Attention: General Counsel

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Either party may, from time to time, change its notice address by written notice to the other party at its then-current mailing address, in accordance with the provisions of this Section.

17.         Waiver. No waiver by the parties hereto of any default or breach of any term, condition or covenant herein contained shall be effective unless in writing signed by the party waiving and no waiver shall be deemed to be a further waiver of the same or any other term, condition or covenant contained herein.

18.         Brokers. Each party warrants and represents to the other that it has not authorized any broker or finder or other persons to act on its behalf in connection with this Lease and that it has not dealt with any broker or finder purporting to act for any other party. Landlord and Tenant each agree to indemnify and hold the other party harmless against any claims for brokerage or other commissions arising by reason of a breach by Landlord or Tenant, as applicable, of this representation and warranty.

19.         Binding Effect. This Lease and the covenants and agreements of the parties hereunder shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors and permitted assigns.

20.         Partial Invalidity. In the event any clause, term or condition of this Lease shall be determined to be illegal or unenforceable under any applicable governmental laws, orders, rules or regulations, this Lease shall remain in full force and effect as to all other terms, conditions and provisions.

21.         Headings/Entire Agreement. The headings used in this Lease are inserted for convenience and are not to be considered in the construction of the provisions of this Lease. This Lease constitutes the entire agreement of the parties and may be amended or modified only in writing signed by both parties, and all prior agreements or understandings between the parties, either oral or written, are superseded by this Lease.

22.         Jurisdiction. This Lease shall be governed by the laws of the State of Missouri.

23.         Attorney fees. In the event it becomes necessary to commence litigation to enforce or otherwise give effect to the terms of this Lease, the prevailing party, as determined by a court of competent jurisdiction in the litigation, shall be entitled to recover from the other party reasonable attorney fees and expenses actually incurred in connection with the litigation.

24.         Environmental Matters. Tenant agrees and warrants that it will not during the Term allow, or cause the presence, disposal, release or threatened release of any Hazardous Materials on, from or under the Leased Premises in such a way so as to be in violation of any federal, state and local laws regulating the creation, maintenance, storage, transportation and disposal of Hazardous Materials. “Hazardous Materials” shall include, but shall not be limited to, polychlorinated byphenyls (PCBs), petroleum (including oil. motor oil and gasoline), natural gas (and synthetic gas usable for fuel), asbestos and asbestos containing materials (ACMs), underground storage tanks (USTs), above-ground storage tanks (ASTs) as well as substances defined as “hazardous substances”, “pollutants” or “contaminants” in the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Sections 9601 et seq.): the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.) and in the regulations adopted pursuant to said laws. Tenant agrees to indemnify and hold Landlord harmless with respect thereto.

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25.         Signage. Subject to the terms and conditions of this Section. Tenant shall have the right, at its expense, to place such signage upon the Leased Premises as Tenant may desire. All such signage must comply with all applicable codes and ordinances and be installed in a good and workmanlike manner and in compliance with applicable codes and ordinances.

26.         Counterparts. This Lease may be executed in one or more counterparts, each of which shall be a duplicate original, but all of which shall be one and the same instrument. Signatures transmitted by facsimile and/or other electronic transmission (i.e., by e-mail) shall be legally binding and enforceable against the party so signing and transmitting; provided, however, that if requested each party shall delivery original executed signatures in due course.

27.         Option to Purchase. For good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Landlord hereby grants to Tenant the exclusive right and option to purchase the Leased Premises and all improvements located thereon at any time during the Term (the “Option”) upon the following terms and conditions:

(a)          In order to exercise the Option, Tenant shall deliver written notice to that effect to Landlord prior to the expiration of the Term.

(b)          The purchase price of the Leased Premises and all improvements located thereon upon exercise of the Option shall be Nine Million Two Hundred Forty-Five Thousand Dollars ($9,245,000.00), payable in cash at the closing of the Option.

(c)          At the closing of the Option, Landlord shall deliver to Tenant a general warranty deed, duly executed by Landlord and conveying to Tenant good, fee simple and indefeasible title to the Leased Premises, subject only to matters which are acceptable to Tenant.

(d)          The closing of the Option shall take place within thirty (30) days of the date of Tenant’s notice exercising the Option.

(e)          During the Term and pending the closing of the Option, Tenant shall have the right, at its expense, to perform such due diligence and other investigations of the Leased Premises as Tenant deems prudent, including, without limitation, a survey, review of title documents and a title insurance commitment, and environmental inspections.

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(f)          If Tenant exercises the Option, Tenant shall have no obligation to close on the purchase of the Leased Premises unless Tenant shall have been satisfied with its due diligence and shall have been able to secure a title insurance policy satisfactory to Tenant.

(g)          The Option shall run with the land and concurrently with the execution of this Lease, Landlord and Tenant shall execute a Memorandum of Option to Purchase Real Estate for the purpose of recording with the Taney County, Missouri Recorder of Deeds to provide the public with notice of the Option. The form of said Memorandum is attached hereto as Exhibit B.

28.         Club Members. Concurrently with the execution and delivery of this Lease. Tenant is entering into a certain Recreational Facilities Use Agreement (“Use Agreement”), subject to the terms of which Tenant agrees that at all times that the Leased Premises is open for business to the guests of Tenant’s “Big Cedar Lodge” resort (“Lodge Guests”), the owners of timeshare interests or occupants in Landlord’s “Big Cedar Wilderness Club”, “Paradise Point” and “Bluegreen Wilderness Club at Long Creek Ranch” developments (collectively. “Club Members”) will also be entitled to non-exclusive access to and the use of the facilities located at the Leased Premises and the activities offered therein in a manner substantially similar as available to Lodge Guests, and that the Leased Premises and the activities offered therein and thereon will not be operated to the exclusion of Club Members. In the event the Leased Premises is open to the general public, then any admission fee charged to the general public for entry into the Leased Premises shall be waived for the Club Members (if the same is waived for Lodge Guests). The Owner Associations (as defined in the Use Agreement) paid a Recreational Facilities Fee to Landlord in the total amount of Two Million ($2,000,000.00) Dollars which amount has been used to pay for a portion of the cost to construct the Leased Premises. If Tenant exercises the Option within the first five (5) years of the Term, then Landlord and Tenant agree a prorated portion of the Recreational Facility Fee shall be paid by Tenant to the Owner Associations unless Tenant continues to provide access to the Leased Premises to Club Members in a manner substantially similar as under the Use Agreement for a period from the closing of the Option through the date which coincides with the last day of the fifth (5th) year of the Lease Term had the Option not been exercised. The amount to be paid by Tenant to the Owner Associations shall be the total Recreational Facilities Fee reduced by Four Hundred Thousand Dollars ($400,000.00) for every year during the first five (5) years of the Term of the Use Agreement prior to termination, prorated for any partial year. This Section 28 shall survive termination of the Lease and closing of the Option. In the event of any conflict or inconsistency between the foregoing and the terms of the Use Agreement, the terms of the Use Agreement shall govern and control.

29.         Ambiguities. Landlord and Tenant and their respective counsel has participated in the drafting of this Lease and neither Landlord nor Tenant shall be considered the “drafter” for the purpose of any statute, case, or rule of construction that might cause any provision to be construed against the drafter of this Lease.

[Text Ends – Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed and delivered this Lease effective as of the Effective Date.

BLUEGREEN/BIG CEDAR VACATIONS, LLC

By:	/s/ David L. Pontius
Name:	David L. Pontius
Title:	President

BIG CEDAR, LLC

By:	/s/ James A. Hagale
James A. Hagale, President

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